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                                                                     EXHIBIT 8.1


                            NEAL, GERBER & EISENBERG
                            TWO NORTH LASALLE STREET
                                   SUITE 2200
                               CHICAGO, IL  60602
                                 (312) 269-8000




                                 July 16, 1996



General Growth Properties, Inc.
55 West Monroe
Suite 3100
Chicago, Illinois 60603

Gentlemen:

  We are rendering the opinions contained herein in our capacity as tax counsel to General Growth Properties, Inc., a Delaware corporation (the "Company"). In so acting and in rendering the opinions expressed below, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction of such records, documents, agreements and instruments as we have deemed necessary to the rendering of these opinions.

  Based upon and subject to the assumptions noted below, we are of the opinion that for federal income tax purposes under current law, (1) for the period beginning April 15, 1993 and ending December 31, 1995, the Company has been organized and operated in a manner that has enabled it to qualify as a real estate investment trust under Sections 856 through 859 of the Internal Revenue Code of 1986, as amended (the "Code") and (2) the Company's proposed method of operations will enable it to continue to so qualify in the future.

  The opinions expressed herein are subject to the following qualifications and assumptions:

  1. We have relied upon certain representations from the management of the Company as to certain matters of fact upon which the foregoing opinions are based and we have no reason to believe that such reliance is not justified.

  2. The Company will, in the future, operate and remain organized in the same manner that it has operated and been organized for the period from April 15, 1993 through December 31, 1995.
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General Growth Properties, Inc.
July 16, 1996
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  3. No stockholder of the Company owns, within the meaning of Section
856(h)(1) of the Code, more than 5% in value of the outstanding stock of the Company.

  4. All documents submitted to us as originals and the originals of all documents submitted to us as certified or photostatic copies are authentic, all documents submitted to us as certified or photostatic copies conform to the original documents and all signatures are genuine.

  The opinions herein are given as of the date hereof, are based upon the Code, regulations of the Department of the Treasury (the "Treasury Regulations"), published rulings and procedures of the Internal Revenue Service, and judicial decisions, all as in effect on the date hereof. These opinions are limited to the matters expressly set forth herein and no opinions are to be implied or may be inferred beyond the matters expressly so stated. We disclaim any obligation to update this letter for events, whether legal or factual, occurring after the date hereof.

  This letter is given solely for your benefit in connection with the Company's Registration Statement (No. 33-90556). Without our prior written consent, this letter may not be used or relied upon by any other person or for any other purpose.

  Please be advised that Marshall E. Eisenberg, a partner in our firm, is the Secretary of the Company and that certain partners of and attorneys associated with our firm and members of their families own shares of the Company's Common Stock, par value $.10 per share. No knowledge is to be imputed to this firm by virtue of Mr. Eisenberg's position as Secretary of the Company.

                                             Very truly yours,



                                             /s/ NEAL, GERBER & EISENBERG
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